Expecting Strong Quarterly Results

A DIFFERENT KIND OF ENERGY COMPANY

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ACTIVE DRILLING RIGS

LA Basin



Sacramento Basin
San Joaquin Basin
Los Angeles Basin

Low Carbon Intensity Production

Midstream Infrastructure

Carbon Capture & Storage

BTM Solar Opportunities

FTM/Grid Power Production

Geothermal Opportunities

5MMTPA
YE27 CTV INJECTION RATE TARGET

21% Announced | 79% TBA

200MMT
YE27 CTV STORAGE CAPACITY TARGET

191 MMT Submitted to EPA | 9 MMT TBA

EXPECTING TO EXCEED QUARTERLY FCF[1] AND TO BE IN LINE WITH PRODUCTION GUIDANCE[2]

4Q23E Total Production	4Q23E Total Capital	4Q23E FCF[1]
82 - 84MBOE/D ~60% Oil	**$65 - $75MM**	**$40 - $60MM**

ADVANCING CALIFORNIA'S LEADING CARBON MANAGEMENT BUSINESS

EPA Released California's First

Class VI Draft Permit

For 26R reservoir (part of CTV I storage vault)

38MMT of permitted injection capacity with an injection rate of up to ~1.5MMTPA[3]; both above type curve

Started 90-day public comment period

(1) Represents a non-GAAP measure. For all historical non-GAAP financial measures please see the Investor Relations page at www.crc.com for a reconciliation to the nearest GAAP equivalent and other additional information. Free cash flow is equal to net cash provided (used) by operating activities less capital investments. Reconciliation of 4Q23E non-GAAP measure to its nearest GAAP equivalent can be found on slide 52 of this deck. (2) See CRC's 3Q23 earnings presentation for a FY23 and 4Q23 guidance. (3) See slide 12 for more information on CTV I (26R) reservoir.

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Preliminary 2024 E&P Business Outlook

A DIFFERENT KIND OF ENERGY COMPANY

LINE OF SIGHT TO WELL PERMITTING PROGRESSION IN **2024**

EXPECTED INVENTORY OF SIDETRACKS, WORKOVERS, NATURAL GAS TO INCREASE ACTIVITY IN 2H24

CONTRACTED CAPACITY REVENUE[1] FROM EHPP TO INCREASE BY

~$45MM

IN 2024 VS 2023E

ON PATH TO ACHIEVE

$55MM +

IN TARGETED YE2023 RUN RATE REDUCTIONS[2]
IMPLIES ~$2/BOE REDUCTION TO CRC'S OPERATING COST[3]

EST. ELK HILLS PLANTS TURNAROUND IMPACT IN 1Q24

20	$34MM
MMCF/D	CAPITAL


CASHFLOW
CARBON
CALIFORNIA

(1) Capacity revenue is a part of electricity revenue on CRC's income statement. (2) Includes YE2023 reduction in non energy operating costs and Adj. E&P corporate and other G&A. (3) Internal estimates.

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Free Cash Flow Reconciliation Management uses the non-GAAP measure of free cash flow, which is defined by us as net cash provided by operating activities less our capital investment, as a measure of liquidity. The table below presents a reconciliation of net cash provided by operating activities to free cash flow. Free Cash Flow 4Q23E ($MM) Low High Est. Net Cash Provided by Operating Activities $115 $125 Est. Capital Investment (75) (65) Est. Free Cash Flow $40 $60 Note: Free Cash Flow is a non-GAAP measure. For all historical non-GAAP financial measures please see the Investor Relations page at www.crc.com for a reconciliation to the nearest GAAP equivalent and other additional information. 52